                                                                                            Exhibit3.1

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF
DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
NEW WORLD BRANDS, INC.

Pursuant to Section 151 of the
General Corporation Law of the
State of Delaware

New World Brands, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is New World Brands, Inc.

SECOND: The Certificate of Designation, Preferences, and Rights (the “Certificate of Designation”) of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 30, 2006.

THIRD: The Certificate of Designation is amended to increase the number of authorized shares designated as Series A Preferred Stock by deleting the Section 1 thereof in its entirety and substituting therefor the following:

“SECTION 1. Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be Two Hundred (200).”

FOURTH: The foregoing amendment to the Certificate of Designation was adopted by the Board of Directors of the Company pursuant to resolutions adopted on December 29, 2006.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 29th day of December, 2006.

                NEW WORLD BRANDS, INC.

                By: /s/ M. David Kamrat
                Name: M. David Kamrat
                Title: Chief Executive Officer